ATLAS MINERALS INC. 10920 W. Alameda Avenue,    NEWS RELEASE 03-04
Suite 205 Lakewood, Colorado 80226              OTC Bulletin Board: ATMR
Tel: 303-292-1299 Fax: 303-297-0538             6.0 million shares outstanding
                                                August 5, 2003

--------------------------------------------------------------------------------
               ATLAS COMPLETES MERGER WITH WESTERN GOLD RESOURCES
--------------------------------------------------------------------------------

Denver, Colorado - Atlas Minerals Inc. ("Atlas Minerals") announced today that through its subsidiary, Atlas Precious Metals Inc. ("APMI" or with Atlas Minerals collectively referred to as "Atlas") it has completed the acquisition of 100% of the outstanding shares of Western Gold Resources, Inc. ("Western Gold"), a private Florida company, and the corresponding merger of Western Gold with and into APMI (the "Merger"), with APMI remaining as the surviving corporation. Prior to consummation of the Merger, Western Gold's primary asset was the Estrades polymetallic mine (the "Estrades Property"). Atlas Minerals had originally been granted an option by Western Gold to acquire Western Gold and the Estrades Property under the terms of an option agreement (the "Option Agreement").

In January 2003, Atlas Minerals assigned all of its rights under the Option Agreement to APMI in anticipation of a possible future corporate restructuring.

Prior to completing the Merger, Atlas retained SRK Consulting, a worldwide engineering firm, to conduct due diligence on the Estrades Property. SRK also provided Atlas with a fairness opinion concerning the proposed transaction.

The Estrades Property, located approximately 120 miles northwest of Val-d'Or in northwestern Quebec, hosts a polymetallic deposit known to contain gold, silver, lead, copper and zinc. The Estrades Property consists of a fully developed mine and mine complex, which was last operated in 1992 before reportedly being idled due to depressed metal prices and high contract mining and toll milling costs.

According to a third party feasibility study prepared on the project in November 1989 by Wright Engineers Ltd., a predecessor of Fluor Daniel Wright Ltd., it was estimated that the Main Zone, one of three identified areas of known mineralization and the primary focus of initial development, contained reserves of 953,700 tonnes grading 5.6 g/t gold, 183 g/t silver, 0.96% copper, 0.92% lead and 10.69% zinc, approximately 162,000 tonnes of which were reportedly mined.

As the 1989 reserve estimate does not meet the current definition of reserves as subsequently established by the SEC and does not include the results of additional drilling conducted after 1989, APMI has recently commissioned Western Range Services of Tucson, Arizona, to update this estimate. A final report regarding this work should be available by no later than the end of August.

As consideration for the shares of Western Gold received in the Merger, APMI issued to the former shareholders of Western Gold a total of 17,399,640 shares of APMI common stock, or 1.2 shares for each of Western Gold's 14,499,700 issued and outstanding shares, and paid $23,750 in cash. In addition, APMI delivered two promissory notes to Harold R. and Eileen A. Shipes, the primary shareholders of Western Gold, in an aggregate amount of $1.2 million, payable interest-free in 120 equal monthly payments. The first promissory note, for $64,431.18, is for repayment of certain loans made by the Shipes' to Western Gold. The second promissory note, for $1,135,568.82, is consideration for the repurchase by APMI of 2.4 million shares (the "Repurchase Shares") of APMI common stock. The Repurchase Shares were acquired by the Shipes' in conjunction with the Merger and were included as part of the 17.4 million shares issued in acquisition of Western Gold. The Repurchase Shares will be held by APMI as treasury shares and have been pledged as collateral to secure APMI's repayment obligation under the second promissory note.

In addition to the Estrades Property, as part of the Merger Western Gold brings $398,172.00 in cash to APMI. APMI owns the 3,000 ton per day carbon-in-leach gold processing facility and related infrastructure at the Gold Bar Mine near Eureka, Nevada; a 39-unit trailer park in Eureka, Nevada; and certain power credits from the Mt. Wheeler Electric Cooperative that previously supplied power to the Gold Bar Mine. APMI also owns a 100% interest in Metales Preciosos Atlas SA de CV, its Mexican operating subsidiary. It is anticipated that the majority of the day-to-day activities of APMI will be conducted from the Company's Tucson, Arizona office. As part of these continuing operations, the Shipes' have agreed to continue in the employ of APMI for a period of ten years at no base salary. Under the terms of their respective employment agreements, the Shipes' will be entitled to participate in any benefit plans offered by APMI to its employees.

Following completion of the Merger, APMI has a total of 20,964,743 shares of common stock issued and outstanding, of which Atlas Minerals owns 5,965,103 shares, or approximately 28%. The remaining 14,999,640 issued and outstanding shares of APMI common stock, or approximately 72%, are owned by the former shareholders of Western Gold.

Following consummation of the Merger, Mr. Shipes, who is the CEO of Atlas Minerals and was CEO and President of Western Gold, became CEO and President of APMI. Gary E. Davis will remain as Atlas Minerals' President and Chief Financial Officer as well as Chief Financial Officer of APMI.

Mr. Shipes commented in an interview, "I am pleased to have completed the merger of Western Gold and APMI. We believe the Estrades project, while itself having great value as a future polymetallic mine, will form the basis of a regional play by APMI in Quebec. This must be viewed as a very real and positive step in Atlas' redevelopment, and marks achievement of the first objective of a general corporate restructuring approved by Atlas' Board in late 2002."

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299.

                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict, including, without limitation, the speculative nature of mineral exploration, commodity prices, and production and reserve estimates; environmental and governmental regulations; competitive pressures; general economic conditions and other factors, some of which will be outside of the control of the Company . Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.